FIRST INDIANA CORPORATION
SUMMARIZED CONSOLIDATED BALANCE SHEETS



(Dollars in Thousands)

                                            1995          1994

Assets
  Cash and cash equivalents                $57,000       $39,684
  Investments                              102,656       149,529
  Mortgage-backed securities - net          49,498        69,597
  Loans receivable - net                 1,250,726     1,078,494
  Premises and equipment                    13,157        13,333
  Accrued interest receivable               11,645         9,812
  Real estate owned                          1,877         5,796
  Prepaid expenses and other assets         37,390        28,636
Total Assets                            $1,523,949    $1,394,881

Liability and Shareholders s Equity Liabilities
  Deposits                              $1,119,086    $1,018,163
  Federal Home Loan Bank Advances          214,781       201,155
  Short-term borrowings                     38,642        35,922
  Accrued interest payable                   2,715         1,696
  Advances by borrowers for tax & Insurance  2,107         2,356
  Other liabilities                         10,688         7,296
Total Liabilities                        1,388,019     1,266,588

Negative Goodwill                            6,633         7,581

Shareholders s Equity                      129,297       120,712

Total Liabilities & Shareholder Equity  $1,523,949    $1,394,881






Summarized financial information is presented above and on the following two pages for First Indiana Corporation. This 21.9 percent owned subsidiary represents a significant part of The Somerset Group, Inc. s income and financial strength. Summary discussions of the operating and financial results for First Indiana Corporation appear in the Management s Discussion and Analysis section of the report. A complete 1995 annual report for First Indiana Corporation is available upon request.






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FIRST INDIANA CORPORATION
SUMMARIZED CONSOLIDATED STATEMENTS OF EARNINGS

(Dollars in Thousands)
                                  1995      1994      1993
Interest Income                $109,871   $81,553   $78,660
  Loans                           4,396     5,473    10,178
  Mortgaged-backed securities     9,181     9,784     7,568
  Investments                       613       762       678
Total Interest Income           124,061    97,572    97,084

Interest Expense
  Deposits                       50,533    39,342    43,431
  Federal Home Loan Bank Advances12,891     6,952     2,039
  Short-term borrowings           2,593       330       421
  Mortgage-backed bonds             ---     1,719     2,287
  Floating rate notes               ---       ---     3,001
Total Interest Expense           66,017    48,343    51,179

Net Interest Income              58,044    49,229    45,905

  Provision for Loan Losses       7,900     3,900     4,396

Net Interest Income After Provision for Loan Losses
                                  50,144   45,329    41,509

Non-Interest Income
  Sale of loans                   2,749      (706)    2,803
  Loan servicing income           2,645     2,861     1,427
  Loan fees                       2,206     2,378     2,408
  Dividends on FHLB Stock           996       602       871
  Other                           7,655     5,190     6,328
Total Non-Interest Income        16,251    10,325    13,837

Non-Interest Expense
  Salary and benefits            20,890    19,465    17,370
  Net occupancy                   3,069     2,989     2,771
  Deposit insurance               2,298     2,318     1,864
  Real estate owned ops - net    (3,060)      (26)       (5)
  Other                          15,450    13,756    11,504
Total Non-Interest Expense       38,647    38,502    33,504

Earnings Before Income Taxes     27,748    17,152    21,842
Income Taxes                     10,481     6,516     6,741
Net Earnings                    $17,267   $10,636   $15,101








FIRST INDIANA CORPORATION
SUMMARIZED CONSOLIDATED STATEMENTS OF CASH FLOWS


(Dollars in Thousands)

                                         1995      1994      1993
Cash Flows from Operating Activities
  Net Earnings                          $17,267   $10,636   $15,101

  Adjustments to Reconcile Net Earnings to Net
  Cash Provided (Used) by Operating Activities
     (Gain) Loss on sales of assets and deposits
                                         (4,307)    1,051    (3,155)
     Amortization                         2,197     1,609        28
     Depreciation                         1,909     1,922     1,437
     Proceeds from sale of mortgage-backed
        securities held for sale            ---       ---    18,762
     Provision for loan losses            7,900     3,900     4,396
     Net proceeds from trading of investments
                                           ---       (335)   13,228
     Net sale of loans held for resale  (41,116)   62,766     5,125
     Net change in all other assets and liabilities
                                         (4,742)    1,222    (4,262)
Net Cash Provided (Used) by Operating Activities
                                        (20,892)   82,771    50,660

Cash Flows from Investing Activities
  Proceeds - sales of investments available for sale
                                         72,057      ---       ---
  Proceeds-sales of investment securities
                                          2,993      ---     1,777
  Proceeds - maturities of investment securities
                                          5,010   28,525    88,832
  Purchase of investment securities     (35,388) (66,381) (122,796)
  Origination of loans and mortgage-backed
     securities - net of collections   (240,820)(135,640)   (1,065)
  Purchase of mortgage-backed securities
                                            ---       ---  (20,092)
  Proceeds from sale of loans           125,313    1,819    11,148
  Purchase of premises and equipment     (1,750)  (1,615)   (7,712)
  Other - net                                32       10       265
Net Cash Used by Investing Activities   (70,745)(173,282)  (49,643)

Cash Flows from Financing Activities
  Proceeds from sale of deposits        (25,462)     ---       ---
  Net change in deposits                127,882    2,855   (26,731)
  Net change in short-term borrowings     2,720   35,922    (2,469)
  Net change in FHLB Advances            13,626   94,278    85,718
  Purchase of treasury stock             (6,203)     ---       ---
  Maturity of other debt                   ---   (50,000)  (70,000)
  Other - net                            (3,610)  (3,298)   (8,212)
Net Cash Provided (Used) by Financing Activities
                                         108953   79,757   (21,694)

Increase (Decrease) in Cash and Cash Equivalents
                                        $17,316 ($10,754)  ($20,677)





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